UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Earliest Event Reported): August 15, 2008

ProElite, Inc.
(Exact name of registrant as specified in its charter)

New Jersey	000- 31573	22-3161866
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

12121 Wilshire Boulevard, Suite 1001 Los Angeles, California		90025
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	(310) 526-8700

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (See General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 Other Events.

Today, the Company filed Form 12b-25 Notification of Late Filing requesting additional time to file its Quarterly Report on Form 10-Q for the period ended June 30, 2008. The Form 12b-25 contained the following statements in response to the required items of the form.

The Company is spending significant time and resources seeking required financing, including significant efforts by the financial and accounting staff, and as a result is unable to complete the consolidated financial reporting needed to file our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2008 with the Securities and Exchange Commission by the deadline without unreasonable effort and expense. Such efforts include analysis of impairment of goodwill and acquired intangible assets, as described further below.

Therefore, the Company requests additional time to file its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2008. The Company expects to file its Quarterly Report by August 19, 2008.

The Company anticipates significant changes in results of operations from the corresponding period of the last fiscal year will be reflected in the operations statement. These changes relate to impairment charges related to goodwill and acquired intangible assets and potential write off of approximately $1.7 million prepaid distribution costs related to the Company’s CBS contract. The Company expects to record an impairment charge of at least $5 million related goodwill and acquired intangible assets, principally related our Cage Rage subsidiary. The Company is currently analyzing additional goodwill and intangible assets of approximately $7.5 million related to other acquisitions, but management has not yet determined if any impairment has occurred. Additionally, if the Company is unable to obtain material financing in the immediate future, the Company may be required to recognize additional impairment of goodwill and acquired intangible assets of approximately $2.5 million related to all the acquisitions. Under applicable accounting rules, the impairment is in part dependent upon the ability of the Company to execute its business plan, and lack of financing may cause the Company to reduce resources available to certain of its businesses. The Company is actively negotiating to consummate a financing of approximately $3.5 million in secured debt (with a funded amount of $3.0 million after an original issue discount of $0.5 million) and believes a successful closing is reasonably likely, but there is no assurance that it will be successful in doing so at all or on a timely basis. Any such failure to obtain financing in the immediate future would also have a material adverse effect on the Company’s liquidity and capital resources and ability to continue as a going concern.

Even if the Company successfully closes on such financing, it expects to report in its Quarterly Report on Form 10-Q that its capital resources are sufficient only until the end of the year, and only if the Company makes significant reductions in operations and expenditures. The Company is also actively seeking additional financing beyond the $3.0 million to enable the Company to execute its operating plans without significant reductions in operations, but there is no assurance as to whether any such financing will be available on reasonable terms or at all.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

PROELITE, INC.

Date: August 15, 2008	By:	/s/ CHARLES CHAMPION
CharleChampion, Chief Executive Officer